Exhibit 99.1

ChampionX Successfully Closes Debt Refinancing

THE WOODLANDS, TX, June 7, 2022 -- ChampionX Corporation (NASDAQ: CHX) (“ChampionX” or the “Company”), today announced that it has refinanced its existing credit facilities with a restated senior secured credit facility, amending and restating its 2018 senior secured credit facility. The restated agreement provides a $625 million 7-year term loan B and a $700 million 5-year revolving credit facility. The Company will use the proceeds from the term loan, and an initial draw from the revolving credit facility, to (a) repay outstanding amounts under its 2018 senior secured credit facility and (b) repay and terminate its 2020 term loan facility, and to redeem all outstanding 6.375% Senior Notes due 2026. Proceeds from future draws of the revolving credit facility will be used for working capital and other general corporate purposes.

“We are pleased with the successful execution of this debt refinancing, which further simplifies our balance sheet, extends our nearest debt maturity to 2027, and enhances our strong liquidity position,” said Sivasankaran “Soma” Somasundaram, President and Chief Executive Officer of ChampionX.

The restated senior secured credit facility continues to be guaranteed by certain of the Company’s wholly-owned domestic subsidiaries and secured by substantially all of the Company’s and each guarantor’s assets.

About ChampionX

ChampionX is a global leader in chemistry solutions and highly engineered equipment and technologies that help companies drill for and produce oil and gas safely and efficiently around the world. ChampionX’s products provide efficient functioning throughout the lifecycle of a well with a focus on the production phase of wells. To learn more about ChampionX, visit our website at www.championX.com.

Investor Contact:
Byron Pope – byron.pope@championx.com – 281-602-0094

Media Contact:
John Breed – john.breed@championx.com – 281-403-3751